UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On April 26, 2024, GrafTech International Ltd. ("GrafTech" or the "Company") issued the following earnings presentation with respect to results for the quarterly period ended March 31, 2024.

Additional Information and Where to Find It

The Company has filed with the United States Securities and Exchange Commission (the "SEC") a definitive proxy statement on Schedule 14A (the “Proxy Statement”), containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2024 Annual Meeting of Stockholders (the "Annual Meeting"). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at http://ir.graftech.com.

Participants

GrafTech, its directors, including its director nominees, and certain of its executive officers and employees are participants in the solicitation of proxies with respect to the solicitation by the Company in connection with the Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Proxy Statement filed with the SEC on April 2, 2024, in the section entitled “Security Ownership of Certain Beneficial Owners and Management” (on page 28 and available here) and Appendix B (on page B-1 and available here). These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Contacts
Stockholders and Media:
MacKenzie Partners, Inc.
800-322-2885 (toll-free from the U.S. or Canada)
+1-212-929-5500 (from other countries)
proxy@mackenziepartners.com

Investor Relations:
Michael Dillon
GrafTech International Ltd.
216-676-2000
investor.relations@graftech.com

Q1 2024 Results April 26, 2024 NYSE: EAF www.graftech.com

Forward-Looking Statements CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This presentation and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold, anticipated reduction in our costs resulting from our cost rationalization initiatives and one-time costs of implementation, and guidance relating to adjusted EBITDA and free cash flow. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this presentation are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may continue to decline in the future, and may lead to periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the availability and cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a global pandemic, political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; the possibility that disruptions in or our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; recent increases in benchmark interest rates and the fact that any future borrowings may subject us to interest rate risk; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the possibility that the cash dividends on our common stock, which are currently suspended, will remain suspended and we may not pay cash dividends on our common stock in the future; and the outcome of our proxy contest. These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements made in this presentation relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this presentation that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. 2

Successfully Executing Strategic Initiatives To Reduce Costs and Preserve Long-term Flexibility Investing in customer engagement and our customer value proposition Pursuing long-term growth opportunities that leverage our unique capabilities Executing our cost rationalization and footprint optimization plan 3 2 1 3 Our optimism about the long-term prospects for GrafTech remains intact

Prioritizing Safety 4 0.95 0.51 0.49 0.94 0.61 0.32 2019 2020 2021 2022 2023 Q1 2024 (1) TRIR measured per 200,000 hours worked. Total Recordable Incident Rate (“TRIR”)(1)

▪ Steel industry production remains constrained by global economic uncertainty ▪ Q1 2024 global steel production, excluding China, of 213 million tons versus 205 million tons in Q1 2023(1) ▪ Production growth led by India and Turkey; production declined slightly in the EU and in North America(1) Steel Industry Trends 5 (1) Source: World Steel Association, as of April 2024. (2) Source: World Steel Association, Metal Expert and GrafTech analysis for Global (ex-China) rates. American Iron and Steel Institute for U.S. rates. Data as of April 2024. 67% 69% 67% 68% 68% 75% 77% 76% 73% 76% Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 Global (ex-China) U.S. Steel Capacity Utilization Rates(2)

Production and Sales 6 Sales Volume (in thousands of MT) Net Sales (in millions) Production Volume (in thousands of metric tons (“MT”)) ▪ Q1 2024 production volume up 65%, sales volume up 43% and net sales down 2% compared to Q1 2023 ▪ Net sales decline primarily reflects: ▪ Lower weighted-average realized prices and shift in mix from LTA (1) volume to non-LTA (1) volume ▪ Mostly offset by higher sales volume, as Q1 2023 sales volume was significantly impacted by the temporary suspension of our Monterrey facility 15.8 25.2 22.7 24.4 26.0 Q1/23 Q2/23 Q3/23 Q4/23 Q1/24 16.9 26.4 24.2 24.1 24.1 Q1/23 Q2/23 Q3/23 Q4/23 Q1/24 $139 $186 $159 $137 $137 Q1/23 Q2/23 Q3/23 Q4/23 Q1/24 (1) “LTA” refers to our take-or-pay agreements that had initial terms of three-to-five years and “non-LTA” refers to short-term agreements and spot sales.

Earnings and Cash Flow 7 (1) Loss per share represents diluted loss per share. Adjusted loss per share represents diluted adjusted loss per share. (2) Non-GAAP financial measure, see pages 12-16 for reconciliations. Adjusted Loss Per Share(1)(2) Adjusted EBITDA(2) (in millions) Adjusted Free Cash Flow(2) (in millions) ▪ Q1 2024 net loss of $31 million, or $0.12 per share (1) , and adjusted EBITDA (2) of $0.2 million ▪ Q1 2024 net cash used in operating activities of $1 million and adjusted free cash flow (2) of negative $11 million ▪ Significant cost improvement, as cash costs on a per MT basis (2) declined 18% year-over-year $3 $0 $43 $4 ($11) Q1/23 Q2/23 Q3/23 Q4/23 Q1/24 $15 $26 $1 ($22) $0 Q1/23 Q2/23 Q3/23 Q4/23 Q1/24 Q4/23 ($0.02) ($0.02) ($0.08) ($0.27) ($0.10) Q1/23 Q2/23 Q3/23 Q4/23 Q1/24

Balance Sheet Strength and Financial Flexibility 8 Liquidity (in millions) $165 $110 Revolver Availability Cash Balance $275 $0 $0 $0 $0 $950 2024 2025 2026 2027 2028 ▪ Liquidity of $275 million as of March 31, 2024 reflects financial covenant that limits borrowing availability under the revolver ▪ No debt maturities until December 2028 Debt Maturity Profile (in millions)

9 While we remain cautious about near-term industry trends, GrafTech remains well-positioned to benefit from long-term industry tailwinds Long-term Tailwinds: ▪ Shift to electric arc furnace (“EAF”) steelmaking expected to continue driven by decarbonization efforts ▪ Graphite electrode demand growth anticipated driven by this ongoing transition ▪ Needle coke demand expected to accelerate driven by its use in the growing electric vehicle (“EV”) market Long-term Opportunities for GrafTech: ▪ Leveraging competitive advantages and compelling customer value proposition to capitalize on graphite electrode demand ▪ Leveraging assets and expertise to participate in demand growth for battery materials for the EV market Our Optimism about the Long-term Prospects for GrafTech Remains Intact

Why GrafTech? 10 An Industry Leader in the Production of High-Quality Graphite Electrodes ▪ Graphite electrodes are essential to the operation of an EAF ▪ Reflecting environmental benefits, growth in EAF steelmaking expected to continue outpacing integrated steelmaking Prudent and Disciplined Long-Term Capital Allocation Strategy ▪ Debt reduction to strengthen our balance sheet and provide strategic flexibility ▪ Investing in our operations ▪ Returning capital to our stockholders Sustainable Competitive Advantages ▪ Operate some of the highest capacity graphite electrode manufacturing facilities in the world ▪ Substantial vertical integration into petroleum needle coke, our key raw material ▪ Needle coke demand expected to accelerate driven by use in the growing EV market Focus on Providing Value-Added Services and Solutions for Customers ▪ Extensive intellectual property portfolio and experience in research and development ▪ ArchiTech® Furnace Productivity System provides enhanced customer value

Non-GAAP Financial Measures 11 In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow, adjusted free cash flow and cash cost of goods sold per MT are non-GAAP financial measures. We define EBITDA, a non-GAAP financial measure, as net loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") plan expenses or benefits, adjustments for rationalization and rationalization-related expenses, non-cash gains or losses from foreign currency remeasurement of non-operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, proxy contest expenses, Tax Receivable Agreement adjustments and goodwill impairment charges. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance. We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities. We define adjusted net loss, a non-GAAP financial measure, as net loss, excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We define adjusted loss per share, a non-GAAP financial measure, as adjusted net loss divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net loss and adjusted loss per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company. We define free cash flow, a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made or received from the settlement of interest rate swap contracts. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the audit committee, and investors evaluate the Company's ability to generate liquidity from operating activities. We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization and less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis. In evaluating EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow and adjusted free cash flow, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow and adjusted free cash flow should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow and adjusted free cash flow alongside other measures of financial performance and liquidity, including our net loss, loss per share and cash flow from operating activities, respectively, and other GAAP measures.

Reconciliation to Adjusted Net Loss

($ in thousands)	Three Months Ended Mar 31, 2024	Dec 31, 2023	Sept 30, 2023	June 30, 2023	Mar 31, 2023
Net loss	$ (30,869)	$ (217,409)	$ (22,621)	$ (7,851)	$ (7,369)
Adjustments, pre-tax:					
Pension and OPEB plan expenses[1]	347	3,578	914	899	918
Rationalization expenses[2]	3,145	-	-	-	-
Rationalization-related expenses[3]	2,655	-	-	-	-
Non-cash (gains) losses on foreign currency remeasurement[4]	(162)	170	(287)	273	447
Stock-based compensation expense[5]	1,047	624	1,628	1,385	796
Proxy contest expenses[6]	210	-	-	-	-
Tax Receivable Agreement adjustment[7]	37	233	-	-	16
Goodwill impairment charges[8]	-	171,117	-	-	-
Total non-GAAP adjustments pre-tax	7,279	175,722	2,255	2,557	2,177
Income tax impact on non-GAAP adjustments[9]	1,571	26,882	500	474	357
Adjusted net loss	$ (25,161)	$ (68,569)	$ (20,866)	$ (5,768)	$ (5,549)

(1) Net periodic benefit cost for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2) Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3) Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4) Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5) Non-cash expense for stock-based compensation grants.
(6) Expenses associated with our proxy contest.
(7) Adjustment for future payment to our sole pre-initial public offering ("IPO") stockholder for tax assets that are expected to be utilized.
(8) Non-cash goodwill impairment charges.
(9) The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

GRAFTech International

12

Reconciliation to Adjusted Loss Per Share

	Three Months Ended				
	Mar 31, 2024	Dec 31, 2023	Sept 30, 2023	June 30, 2023	Mar 31, 2023
Loss per share	$ (0.12)	$ (0.85)	$ (0.09)	$ (0.03)	$ (0.03)
Adjustments per share, pre-tax:					
Pension and OPEB plan expenses(1)	-	0.01	-	-	0.01
Rationalization expenses(2)	0.01	-	-	-	-
Rationalization-related expenses(3)	0.01	-	-	-	-
Non-cash (gains) losses on foreign currency remeasurement(4)	-	-	-	-	-
Stock-based compensation expense(5)	0.01	-	0.01	0.01	-
Proxy contest expenses(6)	-	-	-	-	-
Tax Receivable Agreement adjustment(7)	-	-	-	-	-
Goodwill impairment charges(8)	-	0.67	-	-	-
Total non-GAAP adjustments pre-tax per share	0.03	0.68	0.01	0.01	0.01
Income tax impact on non-GAAP adjustments per share(9)	0.01	0.10	-	-	-
Adjusted loss per share	$ (0.10)	$ (0.27)	$ (0.08)	$ (0.02)	$ (0.02)

(1) Net periodic benefit cost for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2) Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3) Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4) Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5) Non-cash expense for stock-based compensation grants.
(6) Expenses associated with our proxy contest.
(7) Adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(8) Non-cash goodwill impairment charges.
(9) The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

GRAFTech International

13

Reconciliation to Adjusted EBITDA

($ in thousands)	Three Months Ended Mar 31, 2024	Dec 31, 2023	Sept 30, 2023	June 30, 2023	Mar 31, 2023
Net loss	$ (30,869)	$ (217,409)	$ (22,621)	$ (7,851)	$ (7,369)
Add:					
Depreciation and amortization	13,883	13,836	16,954	15,322	10,777
Interest expense	15,626	15,655	15,719	13,907	12,806
Interest income	(1,524)	(1,681)	(1,144)	(242)	(372)
Income taxes	(4,201)	(7,695)	(10,244)	2,329	(2,904)
EBITDA	(7,085)	(197,294)	(1,336)	23,465	12,938
Adjustments:					
Pension and OPEB plan expenses[1]	347	3,578	914	899	918
Rationalization expenses[2]	3,145	-	-	-	-
Rationalization-related expenses[3]	2,655	-	-	-	-
Non-cash (gains) losses on foreign currency remeasurement[4]	(162)	170	(287)	273	447
Stock-based compensation expense[5]	1,047	624	1,628	1,385	796
Proxy contest expenses[6]	210	-	-	-	-
Tax Receivable Agreement adjustment[7]	37	233	-	-	16
Goodwill impairment charges[8]	-	171,117	-	-	-
Adjusted EBITDA	$ 194	$ (21,572)	$ 919	$ 26,022	$ 15,115

(1) Net periodic benefit cost for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2) Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3) Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4) Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5) Non-cash expense for stock-based compensation grants.
(6) Expenses associated with our proxy contest.
(7) Adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(8) Non-cash goodwill impairment charges.

GRAFTech International

14

Reconciliation to Free Cash Flow and Adjusted Free Cash Flow 15 (1) Receipt of cash related to the monthly settlement of our outstanding interest rate swap contracts that were terminated in the second quarter of 2023. (2) The three months ended June 30, 2023 includes cash received from the termination of our interest rate swap contracts. Three Months Ended Mar 31, Dec 31, Sept 30, June 30, Mar 31, ($ in thousands) 2024 2023 2023 2023 2023 Net cash (used in) provided by operating activities $ (530) $ 9,292 $ 51,495 $ (9,024) $ 24,798 Capital expenditures (10,511) (5,753) (8,498) (14,518) (25,271) Free cash flow (11,041) 3,539 42,997 (23,542) (473) Interest rate swap settlements(1)(2) - - - 23,823 3,630 Adjusted free cash flow $ (11,041) $ 3,539 $ 42,997 $ 281 $ 3,157

Reconciliation to Cash Cost of Goods Sold per MT 16 (1) Reflects the portion of depreciation and amortization that is recognized in cost of goods sold. (2) Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes. (3) Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024. Three Months Ended Year Ended Mar 31, Dec 31, Sept 30, June 30, Mar 31, Dec 31, ($ in thousands, except per MT amounts) 2024 2023 2023 2023 2023 2023 Cost of goods sold $ 135,204 $ 144,393 $ 157,603 $ 157,216 $ 112,645 $ 571,857 Less: Depreciation and amortization(1) 12,207 12,163 15,291 13,605 9,065 50,124 Cost of goods sold - by-products and other(2) 9,600 780 430 4,958 8,332 14,500 Rationalization-related expenses(3) 2,655 - - - - - Cash cost of goods sold 110,742 131,450 141,882 138,653 95,248 507,233 Sales volume (in thousands of MT) 24.1 24.1 24.2 26.4 16.9 91.6 Cash cost of goods sold per MT $ 4,595 $ 5,454 $ 5,863 $ 5,252 $ 5,636 $ 5,537

Ticker: EAF (NYSE) Website: www.graftech.com Contact: Michael Dillon Email: investor.relations@graftech.com Phone: 1.216.676.2000 GrafTech International Ltd. 982 Keynote Circle Brooklyn Heights, Ohio 44131